FuelCell Energy, Inc. Underwriters Exercise Over-Allotment Option

DANBURY, Conn. - Apr. 19, 2007 -- FuelCell Energy, Inc. (NasdaqNM:FCEL) has announced that the underwriters of the company’s public offering of 9,000,000 shares of common stock have closed on their over-allotment option to purchase an additional 365,000 shares of FuelCell Energy common stock and have concluded the offering.

The aggregate net proceeds to FuelCell Energy will total approximately $65.4 million after deducting underwriting discounts, fees and expenses. The proceeds will be used for general corporate purposes as well as product development, project financing and expansion of manufacturing capacity.

Credit Suisse Securities (USA) LLC acted as sole book-running manager for the offering.  Canaccord Adams Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, Ardour Capital Investments, LLC and Simmons & Company International acted as co-managers for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The securities were offered by means of a prospectus included in the registration statement and an accompanying prospectus supplement. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the prospectus supplement can be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010. Tel: 212-325-2580.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s secure, ultra-clean and high efficiency DFC® fuel cells are generating power at over 60 installations worldwide. The company’s power plants have generated more than 150 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer, onion, and milk processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:	Lisa Lettieri 203-830-7494 FuelCell Energy, Inc. investorrelations@fce.com

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